EXHIBIT 4.1

                Jamaica Savings Bank FSB Directors' Stock Program


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                            JAMAICA SAVINGS BANK FSB
                            DIRECTORS' STOCK PROGRAM
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         1. PURPOSE OF THE PLAN. The purpose of the Directors' Stock Program
         (the "Plan") is to promote the growth and profitability of Jamaica Savings Bank FSB (the "Bank") and JSB Financial, Inc. (the "Company") by providing a program pursuant to which outside directors of the Bank may be compensated for their services on the Board of Directors of the Bank (the "Board") as well as their services to the Company, in shares of common stock of the Company ("Common Stock") thereby increasing each outside director's equity interest in the Company and further aligning the outside director's interests with those of the Company's stockholders.

         2. OPERATION OF THE PLAN. Each year, in December, the Chairman will determine and recommend for approval by the Board, the rate of annual retainer to be paid to each outside director for service on the Board for the next succeeding calendar year. Unless the Board shall elect otherwise, one-third (1/3) of the annual rate of outside director's fees will be paid to each outside director in shares of Common Stock effective as of January 1st and the balance of the fees will be paid in cash, in three installment payments, on April 1st, July 1st and October 1st in such cash dollar amounts to be determined and approved by resolution of the Board. Payment of the outside director's fees in shares of Common Stock will be accomplished through the Company's issuance of shares of Common Stock having a fair market value, determined as of December 31st, equal to one-third (1/3) of the rate of the annual retainer payable to each director. Thus, for example, since the annual retainer to be paid to outside directors for the 1998 calendar year has been determined by the Board to be $30,000, each outside director will be entitled to a distribution, effective as of January 1, 1998, of shares of Common Stock having a fair market value of $10,000, as determined on December 31, 1997 (rounded up to the next whole share), representing one-third (1/3) of the annual retainer to be paid to each outside director for Board service during the 1998 calendar year.

         3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Senior Officer of the Personnel Department of the Bank.

         4. SHARE RESERVE. Currently, there are 20,000 shares of Common Stock reserved in the Company's treasury for distribution to outside directors under this Plan.

         5. DIVIDENDS AND VOTING RIGHTS. Following the distribution of shares of Common Stock to each outside director under this Plan, the outside director shall be the record owner of such Common Stock, entitled to all ownership rights and privileges, including but not limited to, dividend and voting rights.


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         6. REGISTRATION REQUIREMENTS. The Company's obligation to deliver shares of Common Stock to an outside director under this Plan shall, if the Company so requests, be conditioned upon the receipt of a representation as to the investment intention of the outside director, in such form as the Company shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the shares of Common Stock or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any shares of Common Stock to any outside director under the Plan prior to (i) the admission of such shares to listing on any stock exchange on which shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable.

         7. TAXES. Each outside director shall be solely responsible for the payment of any or all income or self-employment withholding taxes associated with the distribution of shares of Common Stock to an outside director under this Plan.

         8. AMENDMENT AND TERMINATION. This Plan may be terminated or amended, in whole or in part, by the Bank at any time.

         9. STATUS AS AN EMPLOYEE BENEFIT PLAN. This Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Internal Revenue Code 1986 or to satisfy the definitional requirements for an "employee benefit plan" under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended . It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.

         10. NO RIGHT TO CONTINUED BOARD SERVICE. This Plan shall not be held or construed to confer upon any outside director any right to continued service on the Board of Directors of the Bank.

         11. GOVERNING LAW. This Plan shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal laws of the United States of America.

         12. TERM OF THE PROGRAM. This Plan shall remain in effect until the earlier of (i) termination by the Board or (ii) the distribution of all Plan shares.

         13. ADJUSTMENTS FOR BUSINESS REORGANIZATION, STOCK SPLIT OR STOCK DIVIDEND. In the event of a business reorganization, stock split, stock dividend or other event generally affecting the number of shares reserved for distribution in the Company's treasury, the number of Plan shares shall be adjusted, as determined by the Board, to account for such event.

         14. EFFECTIVE DATE. This Plan shall be effective as of January 1, 1998.